      As filed with the Securities and Exchange Commission on May 15, 2002
                                                     Registration No. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           --------------------------
                                   NYFIX, INC.
             (Exact name of registrant as specified in its charter)

          NEW YORK                                          06-1344888
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                         Identification Number)

                              STAMFORD HARBOR PARK
                                333 LUDLOW STREET
                           STAMFORD, CONNECTICUT 06902
                                 (203) 425-8000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                           --------------------------

                                 PETER K. HANSEN
                             CHIEF EXECUTIVE OFFICER
                                   NYFIX, INC.
                              STAMFORD HARBOR PARK
                                333 LUDLOW STREET
                           STAMFORD, CONNECTICUT 06902
                                 (203) 425-8000
            (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)

                           --------------------------

                                   COPIES TO:

                              ROBERT L. FROME, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                    505 PARK AVENUE, NEW YORK, NEW YORK 10022
                                 (212) 753-7200

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this registration statement.

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

            If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. /_/

            If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box. /_/

                         CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                   AMOUNT       OFFERING PRICE PER        AGGREGATE          AMOUNT OF
          TITLE OF SHARES TO BE REGISTERED    TO BE REGISTERED       SHARE(1)         OFFERING PRICE(1)   REGISTRATION FEE
          --------------------------------    ----------------       --------         -----------------   ----------------

Common Stock, par value
  $.001 per share ..........................     2,784,896            $8.68              $24,172,897         $22,239.07

(1)     Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low price of $9.05 and
        $8.30, respectively, of the common stock on May 10, 2002.

            THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH
DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE
REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE
REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION,
ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                       2

                                EXPLANATORY NOTES

            Effective March 31, 2002, NYFIX, Inc. (the "Company") acquired all of the capital stock of Javelin Technologies, Inc., a Delaware corporation
("Javelin"), from Javelin's stockholders (the "Acquisition") in exchange for approximately $11 million in cash and the issuance of approximately $44 million of the Company's common stock (the "Acquisition Shares"). In addition, the
Company agreed to potentially pay additional consideration in the form of shares of the Company's common stock to the Javelin stockholders based on Javelin's revenues for the year ending December 31, 2002.

            In connection with the Acquisition, the Company agreed to register the Acquisition Shares. The Company has prepared this Registration Statement, in accordance with the requirements of Form S-3 under the Securities Act of 1933, as amended, to register the 2,784,896 Acquisition Shares. Notwithstanding the
registration of the Acquisition Shares, a number of such shares may not be sold currently since they are subject to various lock-up agreements.

                                       3

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the
Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not seeking an offer to buy these securities in any state where the offer or sale is not permitted.

                 PRELIMINARY PROSPECTUS--SUBJECT TO COMPLETION,
                               DATED MAY 15, 2002

PROSPECTUS

                                   NYFIX, INC.

                        2,784,896 SHARES OF COMMON STOCK

     o    The shares of common stock offered by this  prospectus  are being sold by the selling shareholders.

     o    We will not receive any proceeds from the sale of these shares.

     o    Our  common  stock is traded on the  Nasdaq  Stock  Market's  National
          Market under the symbol NYFX.

     o    On May 10, 2002, the last reported sale for our common stock was $8.82 per share.

     INVESTING  IN OUR COMMON STOCK  INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD
     CAREFULLY  CONSIDER THE FACTORS  DESCRIBED UNDER THE HEADING "RISK FACTORS"
     BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                        --------------------------------

     NEITHER THE  SECURITIES AND EXCHANGE  COMMISSION  NOR ANY STATE  SECURITIES
     COMMISSION HAS APPROVED OR  DISAPPROVED OF THESE  SECURITIES OR PASSED UPON
     THE  ADEQUACY OR ACCURACY OF THIS  PROSPECTUS.  ANY  REPRESENTATION  TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

                        --------------------------------

                               _________ ___, 2002

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

Disclosure of Commission Position on Indemnification
      for Securities Act Liabilities...................................  20

            Unless  otherwise  indicated,  all references in this  prospectus to
"NYFIX," "we," "us" and "our" refer to NYFIX, Inc., a New York corporation,  its subsidiaries,  NYFIX USA, LLC, Javelin Technologies,  Inc., NYFIX Overseas, Inc.
and NYFIX Millennium,  L.L.C.,  as well as its NYFIX  Transaction  Services unit
(pending approval by the National Association of Securities Dealers, Inc.).

                                      -ii-

                               PROSPECTUS SUMMARY

            THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION ABOUT NYFIX. THIS
SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE
INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY,
INCLUDING THE INFORMATION UNDER "RISK FACTORS" BEGINNING ON PAGE 4 AND THE
INFORMATION INCORPORATED BY REFERENCE HEREIN BEFORE MAKING AN INVESTMENT
DECISION.

NYFIX, INC.

            NYFIX, Inc., a New York corporation formed in 1991, is a leading provider of electronic trading infrastructure and technologies to the professional trading segment of the brokerage community. NYFIX, Inc., a holding company, conducts its operations through its subsidiaries, while providing overall strategy, financial planning and evaluation of potential acquisitions for the Company.

            NYFIX currently has five subsidiaries:

            1.    NYFIX  USA,  LLC,  a wholly  owned  subsidiary,  operates  the
                  Company's   core   business  and  develops   real-time   order
                  management trader  workstations,  exchange automation systems,
                  trade  order  and  execution   routing  and   straight-through
                  processing  solutions for brokerage  firms and other financial institutions.  NYFIX  USA  operates  the  NYFIX  network,  the
                  industry's  largest  Financial   Information   Exchange  (FIX)
                  order-routing  network. NYFIX USA is a pioneer in the adoption of the FIX protocol  and all its  products are  FIX-compliant.
                  NYFIX USA sells our equity systems primarily on a subscription basis,  with  customers  paying a monthly fee for software and services.

            2.    JAVELIN  TECHNOLOGIES,  INC., a wholly owned subsidiary,  is a leading supplier of electronic trade communication  technology and the  leader  in FIX  technology.  Javelin  has over  1,000 installations  at more  than  300  major  buy-  and  sell-side institutions, securities clearing houses, hedge fund managers,
                  exchanges  and  ECNs  worldwide.   Javelin  solutions  provide
                  universal connectivity,  streamline workflow and eliminate the high cost and risk of developing proprietary network links and protocol implementations. Winner of the 2001 Deloitte & Touche
                  Rising Star award for  fastest-growing  technology  companies,
                  Javelin's  electronic  trading  solutions  power  hundreds  of clients  including  American Stock  Exchange,  Barclays Global
                  Investors,  Chicago  Board  Options  Exchange  (CBOE),  Morgan
                  Stanley, Fidelity Management Research, Nasdaq Japan, Instinet,
                  ABN Amro, Thomson Financial, Market XT/Tradescape, and Yahoo.

            3.    NYFIX  TRANSACTION  SERVICES  will operate as a  broker-dealer pending approval of its membership application by the National
                  Association of Securities  Dealers  (NASD).  In December 2001,
                  NYFIX  acquired an existing  broker-dealer  that will serve as the  basis  of this  unit and  will  change  its name to NYFIX
                  Transaction   Services,   Inc.  once  it  receives  such  NASD
                  approval.  NYFIX  Transaction  Services will be a wholly owned subsidiary  which plans to provide  execution  and smart order routing  solutions  primarily  to domestic  and  international broker-dealers and specialized  trading firms for a single per share fee.

            4.    NYFIX   OVERSEAS,   INC.,   our   London-based   wholly  owned
                  subsidiary,  specializes in electronic  trading  solutions for
                  the   derivatives   markets  and  develops  order   management
                  workstations  and  exchange  interface   systems,   supporting
                  trading on more than 20 of the world's  leading  international derivatives  exchanges.  NYFIX Overseas offers its products on both  a  sales  and  subscription  basis  and is  focusing  on developing a transaction-based offering.

            5.    NYFIX MILLENNIUM,  L.L.C., an 80% owned subsidiary, is an NASD broker-dealer  and  operates  an  Alternative  Trading  System
                  (ATS).   The  NYFIX   Millennium  ATS  provides  a  real-time,
                  anonymous matching system for equity trading. NYFIX Millennium leverages  the NYFIX  network's  large  order  routing  shares volume to provide a more  efficient  liquidity  source for the financial community.  On February 1, 2002, NYFIX increased its ownership  interest in NYFIX  Millennium  from 50% to 80%. The remaining 20% is owned by a consortium of ten brokerage firms.
                  NYFIX Millennium charges for its services on a transaction-fee basis.

            We are a leading provider of electronic trading systems,
industry-wide trade routing connectivity, straight-through processing (STP) and execution services and systems to the global equities and derivatives financial markets. With our desktop solutions, stationary and wireless exchange floor systems, electronic automation systems and straight-through processing, we streamline data entry, routing and execution and eliminate many processing inefficiencies. Our infrastructure, which consists of an extensive network of electronic circuits, links industry participants across equities and derivatives markets. Our technology is being used by over 200 customers, many of who are the largest and most respected firms in the industry and we have gained prominent market share with the New York Stock Exchange (NYSE) member firms. We processed an average NYSE daily volume of 212 million shares in the first quarter of 2000, a number which has grown to approximately 500 million shares in 2001, with daily volumes reaching as high as 1.2 billion shares.

            Our products and services are broadly categorized into electronic trading infrastructure and applications and provide our customers a complete solution to enter, manage and route orders and execution data electronically.
The NYFIX network is a proprietary centralized electronic infrastructure linking various market participants to provide efficient, secure and reliable order routing. A single dedicated circuit between our customers and the
NYFIX network  enables  connectivity  to buyside and sellside  institutions  and
major  international   exchanges  and  alternative   execution  venues  such  as
electronic communication networks (ECNs) and alternative trading systems (ATSs).
We also have  developed  and offer an  integrated  portfolio of modular  desktop trading applications, exchange floor automation and exchange access applications for trading  domestic  and  international  equities,  futures and  options.  Our outsourced  application  solutions  reside upon our  centralized  system and are delivered through the NYFIX network. Our products and services operate using the industry standard Financial Information Exchange (FIX) protocol.

            We have been profitable since the first quarter of 1999 and have had twelve consecutive quarters of profitability. Our net income has increased to
$8,136,000 in 2001 from $5,676,000 in 2000 and $960,000 in 1999. Our total revenues have increased to $41,397,000 in 2001 from $23,980,000 in 2000 and
$12,209,000 in 1999, representing a compound annual growth rate of 84%. To date, we have principally derived our revenues from long-term subscriptions, product sales and services. In addition to developing our subscription revenues, we have begun to develop transaction-based revenues. Rather than a monthly per terminal fee, transaction-based revenues will be derived by charging a per share fee for trades executed by NYFIX, either within the NYFIX Millennium ATS or through
NYFIX Transaction Services. We are well positioned to distribute order routing terminals in certain domestic and international market segments seeking more direct exchange and execution access and trade processing services in return for per share based transaction fees. We believe there is a substantial market for these types of transaction revenue streams. Our order routing connectivity capabilities and technology platform also enable us to support transaction revenue generation in our subsidiary, NYFIX Millennium, as well as in NYFIX
Transaction Services and our Madrid, Spain-based affiliate, Eurolink Network,
Inc.

            The large quantity of orderflow processed by the NYFIX network has uniquely positioned us to develop, together with NYFIX Millennium, an ATS that functions similarly to an ECN in that it matches buy and sell orders. NYFIX
Millennium can match either buy and sell orders or pass them through to the exchange or execution venue of the trader's choice, in real-time, which we believe is a unique feature and key differential from other ATSs and ECNs that rely on captive order liquidity. NYFIX Millennium augments traditional auction markets by combining the electronic execution technology of an ECN with the liquidity of traditional primary markets. Institutional traders benefit from the order invisibility and anonymity provided by NYFIX Millennium, which eliminates the negative price impact associated with displaying large blocks of shares. The
NYFIX Millennium ATS went into full production on September 5, 2001 and we are currently focusing on expanding NYFIX Millennium's user base and execution volumes.

            Our goal is to become the leading provider of real-time electronic trade entry, routing and execution solutions to the global financial services industry. To achieve this, we plan to:

            o     increase the number of  participants  in the NYFIX network and
                  continue  to  expand  the  suite  of  products   and  services
                  available to our customers;

            o     develop transaction revenue streams in NYFIX Millennium;

            o     develop   transaction  revenue  streams  from  our  electronic
                  trading   infrastructure   and   technologies   through  NYFIX
                  Transaction Services and EuroLink;

            o     establish and expand  orderflow  through NYFIX  Millennium and leverage strategic partnerships;

            o     expand the universe of  securities  being  traded  through our network; and

            o     continue to protect our customers'  roles in the  distribution market.

            Our headquarters are located at Stamford Harbor Park, 333 Ludlow
Street, Stamford, Connecticut, 06902 and our telephone number at that address is
(203) 425-8000. We also maintain operations in New York, Chicago, London, San
Francisco, Paris and Hong Kong. We maintain a Web site at www.nyfix.com.
Information contained on our Web site is not a part of this prospectus.

SHARES BEING OFFERED

            This prospectus relates to the offering by the selling shareholders of an aggregate of 2,784,896 shares of our common stock, consisting of shares we issued to them in connection with our acquisition of Javelin Technologies, Inc.

                                  RISK FACTORS

            YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE
MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING CIRCUMSTANCES OCCUR, OUR
BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY
ADVERSELY AFFECTED. IN THAT EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD
DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

ALTHOUGH WE HAVE BEEN PROFITABLE SINCE THE BEGINNING OF 1999, SOME OF OUR
NEWLY-ACQUIRED SUBSIDIARIES HAVE NOT BEEN PROFITABLE AND THEREFORE WE MAY NOT
REMAIN PROFITABLE IN THE FUTURE.

            We commenced operations in June 1991 and incurred net losses through
1998. We have been profitable each quarter commencing in the first quarter of
1999 after introducing the NYFIX network. NYFIX Millennium, of which we increased our ownership interest from 50% to 80% effective as of February 1,
2002, was formed in September 1999 and since that time has been in the development stage and has incurred aggregate net losses of $20,121,000 through
December 31, 2001, primarily in connection with development and start-up activities. Javelin, which we acquired effective as of March 31, 2002, incurred net losses in its first year of operations in 1997 and for the years 2000 and
2001. We cannot assure you that the combined entity will obtain profitable operations.

A NUMBER OF OUR SUBSIDIARIES HAVE A LIMITED OPERATING HISTORY, WHICH MAKES IT
DIFFICULT TO EVALUATE THEIR PROSPECTS, SO THEIR FUTURE FINANCIAL PERFORMANCE MAY
DISAPPOINT SECURITIES ANALYSTS OR INVESTORS AND RESULT IN A DECLINE IN OUR STOCK
PRICE.

            NYFIX Millennium and Javelin were formed in September 1999 and
November 1997, respectively. Because of their limited operating history, they have limited financial data that you can use to evaluate their businesses. You must consider their prospects in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in an emerging and rapidly evolving industry. NYFIX Millennium and Javelin may not be successful in their businesses, and profitability may never be attained.

BECAUSE OUR OPERATING RESULTS MAY FLUCTUATE FROM QUARTER TO QUARTER, THE PRICE
OF OUR COMMON STOCK MAY BE UNSTABLE.

            Our revenues, cost of revenues, operating expenses and results of operations have fluctuated in the past and will continue to fluctuate in the future on a quarterly basis due to a number of factors. Some factors may be outside of our control and could have a negative effect on our results of operations, such as:

            o     changes in prices of, and the  adoption of  different  pricing strategies for, our products and services;

            o     the unpredictable  timing and size of purchase orders from our customers;

            o     a  widespread  decline  in the  overall  trade  volume  in the securities markets;

            o     changes in the costs of  telecommunication  circuits and costs of data center equipment;

            o     unexpected delays in introducing new or enhanced products; and

            o     the  timing  and  size of  expenses,  including  expenses  for research and development of new products.

WE MUST MANAGE OUR GROWTH IN ORDER TO ACHIEVE OUR BUSINESS OBJECTIVES.

            We have experienced a period of significant growth in our business that may place a strain upon our management systems and resources. We intend to continue to grow in the foreseeable future and to pursue existing and potential market opportunities. Our growth has placed, and will continue to place, significant demands on our management and operational resources, particularly with respect to:

            o     recruiting,   training,   supervising  and  retaining  skilled
                  technical,   marketing   and   management   personnel   in  an
                  environment  where  there is intense  competition  for skilled personnel;

            o     implementing new and enhanced  communications  and information systems;

            o     maintaining   and   expanding  a  cutting  edge  research  and
                  development staff;

            o     expanding our sales and marketing efforts;

            o     expanding our facilities and other  infrastructure in a timely manner to accommodate a significantly larger workforce;

            o     developing and managing a larger,  more complex  international organization; and

            o     expanding our treasury and accounting functions.

            In order to manage our growth effectively, we must also develop more sophisticated operational systems, procedures and controls. If we fail to develop these systems, procedures and controls on a timely basis, it could impede our ability to deliver products in a timely fashion and fulfill existing customer commitments and, as a result, our business, financial condition and operating results could be materially adversely affected. In addition, our revenue may not continue to grow at a pace that will support our planned costs and expenditures. To the extent that our revenue does not increase at a rate commensurate with these additional costs and expenditures, our results of operations and liquidity would be materially adversely affected.

ANY SLOWDOWN OR FAILURE OF OUR COMPUTER SYSTEMS COULD CAUSE US TO LOSE REVENUES
AND CUSTOMERS AND SUBJECT US TO LIABILITY FOR CUSTOMER LOSSES.

            Our services depend on our ability to store, retrieve, process and manage significant databases and to electronically receive and process trade orders. Our systems or data centers could slow down significantly or fail for a variety of reasons, including undetected errors in our internal software programs or computer systems or heavy stress placed on our systems during peak trading times. We constantly monitor system loads and performance and regularly implement system upgrades to handle estimated increases in demand for capacity.
However, we may not be able to accurately predict future volume increases or volatility and our systems may not be able to accommodate these demand increases or volatility without failure or degradation. In addition, our redundant systems or backup computer facility may not be able to protect us in the event of significant system failures. Any significant degradation or failure of our computer systems or any other systems in the clearing or trading processes could cause our broker-dealer customers and their customers to suffer delays in business processing, which could cause substantial losses to our broker-dealer customers and their customers, damage our reputation, increase our service costs, cause us to lose revenues and customers or divert our technical resources. We might not be able to defend ourselves adequately to enforce our contractual liability disclaimers in the event we are subjected to claims from our broker-dealer customers and their customers for losses, including litigation claiming fraud or negligence.

            Our electronic systems and data centers could be materially adversely affected by general power or telecommunications failures, computer viruses or natural disasters. They are also vulnerable to damage or failure due to human error and sabotage, both external and internal.

WE RELY ON MULTIPLE TELECOMMUNICATIONS CARRIERS FOR DATA DELIVERY. ANY
DISRUPTIONS TO THESE SERVICES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR
BUSINESS.

            We depend on the proper and timely function of complex
telecommunications systems maintained and operated by third parties, securities exchanges, clearing brokers and other data providers. Natural disasters or failures, or inadequate or slow performance of any of these systems could adversely affect our ability to provide our services. In addition, such disruptions could lead to the loss of customers, damage our reputation and negatively impact our revenues and profitability.

WE FACE SUBSTANTIAL COMPETITION IN OUR INDIVIDUAL PRODUCT AREAS FROM COMPANIES
THAT HAVE LARGER AND GREATER FINANCIAL, TECHNICAL AND MARKETING CAPABILITIES,
WHICH COULD MAKE IT MORE DIFFICULT TO GAIN MARKET SHARE AND MAY HINDER OUR
ABILITY TO COMPETE SUCCESSFULLY.

            We operate in a highly competitive market and expect competition to intensify in the future. Certain of our competitors may have:

            o     longer operating histories;

            o     significantly  greater  financial,   technical  and  marketing
                  resources;

            o     more extensive customer bases; and

            o     extensive knowledge of the industry.

NYFIX Millennium faces competition from traditional stock exchanges, other ATSs and ECNs. Existing companies may seek to expand their own businesses to compete with NYFIX Millennium because of the ongoing growth of the securities markets, the interrelationship between information and trading, and the importance of technology in creating efficient trading systems. These potential competitors could include companies that enable customers to trade products and services other than securities, such as telecommunications capacity, as well as software companies, information and media companies, and other companies that are not currently in the brokerage business. Competitive pressures we face may reduce our market share and materially adversely affect our business, operating results and financial condition.

WE MAY EXPERIENCE DELAYS IN ENHANCING OUR EXISTING PRODUCTS AND SERVICES AND IN
DEVELOPING NEW PRODUCTS AND SERVICES, WHICH MAY AFFECT OUR COMPETITIVENESS AND
CAUSE US TO LOSE MARKET SHARE.

            Our competitiveness and ability to maintain or increase our market share will depend, in part, on our ability to develop, test, sell and support enhancements to our current and new products and services on a timely basis in response to changing customer needs, competition, market conditions, technological developments and emerging standards in the financial trading industry. Our failure to successfully adapt our products and services to this rapidly changing market could reduce our revenue and cause our operating results to suffer. We may not successfully identify new product opportunities or develop and bring new and enhanced products and services to the market in a cost-effective and timely manner. If we fail to release new products and upgrades on time or if they fail to achieve market acceptance, we may experience customer dissatisfaction, cancellation of orders and loss of customers and revenues.

OUR ABILITY TO SELL OUR PRODUCTS AND SERVICES AND GROW OUR BUSINESS COULD BE
SIGNIFICANTLY IMPAIRED IF WE LOSE THE SERVICES OF KEY PERSONNEL.

            Our business is highly dependent on a number of key executive officers, including Peter K. Hansen, our Chief Executive Officer and President,
Lars Kragh, our Chief Information Officer, and the various chief executive officers of our subsidiaries. The loss of the services of any of our key personnel could have a material adverse effect on our business and results of operations. Our future success will also depend on our ability to recruit, train and retain other qualified personnel. Competition for key personnel and other highly qualified technical and managerial personnel in our industry is intense.
Failure to attract, assimilate and retain key personnel would have a material adverse effect on our business, results of operations and financial condition.

WE RELY, IN PART, ON OTHERS TO SUPPLY THE UNDERLYING SOFTWARE AND SYSTEMS WE USE
TO PROVIDE OUR SERVICES. IF WE ARE UNABLE TO OBTAIN THIRD PARTY SUPPORT AND
DELIVERY ON A TIMELY AND RELIABLE BASIS, OUR ABILITY TO PERFORM SERVICES COULD
BE HINDERED AND THE RELATIONSHIPS WE HAVE WITH OUR CUSTOMERS COULD BE HARMED.

            We rely on a number of third parties to supply underlying software and systems, as well as equipment and related maintenance. If, in the future, enhancements or upgrades of third party software and systems cannot be integrated with our technologies or if the technologies on which we rely fail to respond to industry standards or technological changes, we may be required to redesign our proprietary systems. Software products may contain defects or errors, especially when first introduced or when new versions or enhancements are released. The inability of third parties to supply us with underlying software and systems on a reliable, timely basis could harm our relationships with our customers and our ability to achieve our projected level of growth.

OUR PRODUCTS MAY SUFFER FROM DEFECTS OR ERRORS, WHICH MAY HARM OUR REPUTATION OR
SUBJECT US TO PRODUCT LIABILITY CLAIMS.

            The products we offer are inherently complex. Despite testing and quality control, current versions, new versions or enhancements of our products may contain errors. Any errors, slowdown or failure in our products may harm our reputation or subject us to product liability claims. Significant technical challenges also arise with our products because our customers purchase and integrate them with a number of third party computer applications and software.
Such integration may not always be successful. Any defects or errors that are discovered after commercial release could result in the loss of revenue or delay in market acceptance of our products. Moreover, we could face higher development costs if our products contain undetected errors, or if we fail to meet our customers' expectations. Although we maintain general liability insurance coverage, this coverage may not continue to be available on reasonable terms or at all. In addition, a product liability claim, whether or not successful, could harm our business by increasing our costs and distracting our management.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD
WEAKEN OUR COMPETITIVE POSITION, REDUCE OUR REVENUES AND INCREASE OUR COSTS.

            We rely on trade secrets, copyright, trademark, patent law and licensing arrangements to protect our proprietary technology. We are currently exploring obtaining additional patents for some of our proprietary technology and know-how. Notwithstanding the precautions we take to protect our intellectual property rights, it is possible that third parties may successfully challenge the validity or scope of our patents and trademarks, develop similar technology independently, copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our rights. We may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources and the attention of management, either of which could negatively affect our business. In addition, other parties who have entered into non-disclosure agreements and license agreements with us may breach those agreements or other protective contracts, and we may not be able to enforce our rights in the event of these breaches. Our failure or inability to enforce our intellectual property rights or protect our trade secrets could negatively impact our business prospects and/or our financial results.

CONDUCTING BUSINESS IN INTERNATIONAL MARKETS SUBJECTS US TO ADDITIONAL RISKS.

            For the years ended December 31, 2000 and 2001, approximately 11%
and 15%, respectively, of our revenues were derived from our international operations. Thus, we are subject to risks inherent in doing business in international markets, including:

            o     difficulties   in  recruiting  and  retaining   personnel  and
                  managing international operations;

            o     a high  degree  of costs  associated  with  servicing  smaller national markets; and

            o     fluctuations in currency exchange rates.

Any of the above could affect the profitability of our international operations or hinder our ability to expand further internationally.

                                       10

THE SECURITIES BROKERAGE INDUSTRY IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION.
IF NYFIX MILLENNIUM FAILS TO COMPLY WITH THESE REGULATIONS, IT MAY BE SUBJECT TO
DISCIPLINARY OR OTHER ACTION BY REGULATORY ORGANIZATIONS.

            The securities industry is subject to extensive regulation under both federal and state laws. In addition to these laws, NYFIX Millennium must comply with rules of the Securities and Exchange Commission (SEC), including
Regulation ATS, and The National Association of Securities Dealers, Inc. (NASD),
various stock exchanges, state securities commissions and other regulatory bodies charged with safeguarding the integrity of the securities markets and other financial markets and protecting the interests of investors participating in these markets. As a registered broker-dealer, NYFIX Millennium is subject to numerous regulations covering the securities business, including:

            o     marketing practices;

            o     capital structure, including net capital requirements;

            o     record keeping; and

            o     conduct of directors, officers and employees.

Any failure to comply with these regulations could subject NYFIX Millennium to censure, fines, the issuance of cease-and-desist orders or the suspension, and/or disqualification of its officers, directors or employees.

NYFIX MILLENNIUM'S COMPLIANCE AND RISK MANAGEMENT METHODS MAY NOT BE EFFECTIVE.

            NYFIX Millennium's ability to comply with regulations depends largely on the establishment and maintenance of an effective compliance system, as well as its ability to attract and retain qualified compliance personnel.
NYFIX Millennium could be subject to disciplinary or other actions due to claimed noncompliance with regulations in the future. If a claim of noncompliance is made by a regulatory authority, the efforts of the management of NYFIX Millennium could be diverted to responding to such claim and NYFIX
Millennium could be subject to a range of possible consequences, including the payment of fines, civil lawsuits and the suspension of one or more portions of its business. In addition, its mode of operation and profitability may be directly affected by:

                                       11

            o     additional legislation;

            o     changes in rules  promulgated  by the SEC, the NASD, the Board of Governors of the Federal Reserve System,  the various stock exchanges or other self-regulatory organizations; or

            o     changes in the  interpretation or enforcement of existing laws and rules.

            In addition, NYFIX Millennium's status as a recognized ATS requires that its trade execution and communication systems be able to handle anticipated present and future peak trading volumes. If any of our systems become disabled, the ability to process trades and handle peak trading volumes will be compromised. The status of NYFIX Millennium as an SEC registered broker-dealer and NASD member is conditioned, in part, on its ability to process and settle trades.

RECENT TERRORIST ATTACKS HAVE CREATED SIGNIFICANT INSTABILITY AND UNCERTAINTY IN
THE WORLD, WHICH CAN EXACERBATE MANY OF THE RISK FACTORS LISTED ABOVE.

            The recent terrorist attacks in the United States and the
declaration of war by the United States against terrorism has created significant instability and uncertainty in the world, which may continue to have a material adverse effect on world financial markets, including financial markets in the United States. Such adverse political events may have a negative impact on economic conditions in the United States. Unfavorable economic conditions in the United States may have an adverse effect on our financial operations including, but not limited to, our ability to expand the market for our products, enter into strategic relationships and effectively complete our business plan.

            In addition, terrorist attacks similar to the ones committed on
September 11, 2001 may directly affect our ability to keep our operations and services functioning properly. Future attacks could create problems for our computer systems, disrupt services, and delay product development and enhancement. Any of these occurrences could have a material adverse effect to our business and results of operations.

                                       12

                       WHERE YOU CAN FIND MORE INFORMATION

            We have filed a registration statement on Form S-3 with the SEC for our common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

            You should rely only on the information and representations provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer to sell these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

              The SEC maintains an Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding us. You may also read and copy any document we file with the SEC at its Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.
Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the
SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of
1934, as amended:

            (1)   Our Annual Report on Form 10-K for the year ended December 31,
                  2001;

            (2)   Our Current Report on Form 8-K, filed April 15, 2002;

            (3)   Our Current Report on Form 8-K/A, filed April 17, 2002; and

            (4)   The  description  of our  common  stock  in  our  registration
                  Statement on Form 8-A dated August 27, 1993.

                                       13

            We will provide you with a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, upon written or oral request, by writing or telephoning us at NYFIX, Inc., Stamford Harbor Park, 333 Ludlow Street,
Stamford, CT 06902, Attention: Chief Financial Officer, telephone (203)
425-8000.

                           FORWARD-LOOKING STATEMENTS

            This prospectus includes or incorporates by reference
forward-looking statements within the meaning of Section 27A of the Securities
Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify forward-looking statements by words such as "may,"
"will," "should," "could," "expect," "plan," "anticipate," "believe,"
"estimate," "intend," "project," "seek," "predict," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                 USE OF PROCEEDS

            The shares of common stock offered hereby are being registered for the account of the selling shareholders identified in this prospectus. See
"Selling Shareholders." We will not receive any proceeds from the sale of such shares. All net proceeds from the sale of the common stock will go to the shareholders that offer and sell their shares.

                              SELLING SHAREHOLDERS

            The following table sets forth information, as of the date hereof, with respect to our common stock beneficially owned by each selling shareholder.
The selling shareholders are not obligated to sell any of the shares offered by this prospectus. The number of shares sold by each selling shareholder may depend on a number of factors, such as the market price of our common stock.

            We are registering an aggregate of 2,784,896 shares of our common stock for resale by the selling shareholders in accordance with registration rights previously granted to them. We agreed to file a registration statement under the Securities Act with the SEC, of which this prospectus is a

                                       14

part,  with  respect to the resale of such shares that we issued as of March 31,
2002 in connection with our acquisition of Javelin Technologies, Inc.

            The selling shareholders may sell any or all of their shares listed below from time to time. Accordingly, we cannot estimate how many shares the selling shareholders will own upon consummation of any such sales. Also, the selling shareholders may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which the shares were issued, in transactions exempt from the registration requirements of the Securities Act.

                                 NUMBER OF SHARES                        NUMBER OF SHARES        PERCENTAGE OF
                                BENEFICIALLY OWNED   NUMBER OF SHARES  BENEFICIALLY OWNED      OUTSTANDING COMMON
NAME                           PRIOR TO OFFERING(1)    BEING OFFERED    AFTER OFFERING(1)(2)  STOCK AFTER OFFERING(1)
-----                          --------------------  ----------------  ---------------------  ------------------

George Kledaras                    1,175,267 (3)         1,175,267 (3)         0                       0

Frank Bruce                          537,083               537,083             0                       0

Opticality Ventures I, L.P.          412,621               412,621             0                       0

Nextera Investments, L.L.C.          165,048               165,048             0                       0

Thomson Services AG                  104,048               104,048             0                       0

Advent Software, Inc.                 82,524                82,524             0                       0

Robertson Stephens, Inc.              41,261                41,261             0                       0

A.W. Bertsch, Inc.                    31,214                31,214             0                       0

Wei Koek                              27,860 (4)             4,261          23,599 (4)                 *

Murray Hill Properties                27,103                27,103             0                       0

MLS-I, L.P.                           26,012                26,012             0                       0

MLS-II, L.P.                          26,012                26,012             0                       0

Collaborative Capital 1, LP           23,410                23,410             0                       0

Benjamin Lai                          19,771 (5)             2,732          17,039 (5)                 *

T.Com Holdings                        16,958                16,958             0                       0

Stuart Goldberg                       12,778 (6)               766          12,012 (6)                 *

Soteria Kledaras                      11,325                11,325             0                       0

                                       15

                                 NUMBER OF SHARES                        NUMBER OF SHARES        PERCENTAGE OF
                                BENEFICIALLY OWNED   NUMBER OF SHARES  BENEFICIALLY OWNED      OUTSTANDING COMMON
NAME                           PRIOR TO OFFERING(1)    BEING OFFERED    AFTER OFFERING(1)(2)  STOCK AFTER OFFERING(1)
-----                          --------------------  ----------------  ---------------------  ------------------

Merrill Roth                        11,058               11,058              0                         0

Investec Ernst & Company            10,315               10,315              0                         0

Jack K. White and Judith
  K. White Trust                     9,965                9,965              0                         0

Benjamin Strouse                     8,093 (7)            2,484            5,609 (7)                   *

Scott Appleby                        7,960 (8)            4,126            3,834 (8)                   *

Marcus Investments LLC               6,316                6,316              0                         0

Tannenbaum, Helpern, et al           4,832                4,832              0                         0

Samuel Herzfeld                      4,737                4,737              0                         0

Harold Bressler                      3,156                3,156              0                         0

Edward Brandman                      2,600                2,600              0                         0

Clark Callander                      2,600                2,600              0                         0

Mintak Ng                            2,215                2,215              0                         0

Anka & Kenneth Eshak                 2,196                2,196              0                         0

Robertson & Christine MacMillan      2,196                2,196              0                         0

Michael Gottlieb                     1,990                1,990              0                         0

Joel Wechsler                        1,989                1,989              0                         0

Howard Grufferman                    1,926                1,926              0                         0

Gail & Dushan Popovic                1,757                1,757              0                         0

Maura Brickman                       1,576                1,576              0                         0

Rhonel & Mark Brody                  1,576                1,576              0                         0

Francine & Irwin Gottlieb            1,576                1,576              0                         0

                                       16

                                 NUMBER OF SHARES                        NUMBER OF SHARES        PERCENTAGE OF
                                BENEFICIALLY OWNED   NUMBER OF SHARES  BENEFICIALLY OWNED      OUTSTANDING COMMON
NAME                           PRIOR TO OFFERING(1)    BEING OFFERED    AFTER OFFERING(1)(2)  STOCK AFTER OFFERING(1)
-----                          --------------------  ----------------  ---------------------  ------------------

Lance Hellman                         1,576               1,576                0                      0

Ira Kent                              1,576               1,576                0                      0

Amy & Alan Lascher                    1,576               1,576                0                      0

Howard Lazar                          1,576               1,576                0                      0

Norvin Corp.                          1,576               1,576                0                      0

Murray Schwalb                        1,576               1,576                0                      0

Steven Smedresman                     1,576               1,576                0                      0

Zissis Perkdikis                      1,193               1,193                0                      0

Miles Hellman                         1,097               1,097                0                      0

Natalie & Sidney Rosenthal            1,097               1,097                0                      0

Laurie & David Schreiber                831                 831                0                      0

Emily Marino                            628                 628                0                      0

Yossi Magalnic                          170                 170                0                      0
------------------
 *          less than 1%

(1)   Unless otherwise indicated, we believe that all persons named in the above table have sole voting and investment  power with respect to all shares of voting  stock  beneficially  owned by them.  A person  is deemed to be the beneficial  owner of securities that can be acquired by such person within
      60 days from the date  hereof upon the  exercise  of options,  warrants or convertible  securities.  Each beneficial owner's percentage  ownership is determined by assuming that options,  warrants and convertible  securities held by such person (but not those held by any other person) and which are exercisable  or  convertible  within  60  days  have  been  exercised  and
      converted.   Assumes  a  base  of   30,697,171   shares  of  common  stock
      outstanding.

(2)   Beneficial  ownership of shares held by the selling shareholder after this offering  assumes that each selling  shareholder sold all of the shares it is offering in this  prospectus  but actually will depend on the number of securities sold.

                                       17

(3)   Includes 105,000 shares of our common stock owned by Mr.  Kledaras,  which he has  optioned to certain  employees of Javelin  Technologies,  Inc. and which options have not been exercised as of the date of this prospectus.

(4)   Includes  23,599  shares of our common  stock  issuable  upon  exercise of currently exercisable options.

(5)   Includes  17,039  shares of our common  stock  issuable  upon  exercise of currently exercisable options.

(6)   Includes  12,012  shares of our common  stock  issuable  upon  exercise of currently exercisable options.

(7)   Includes  5,609  shares of our common  stock  issuable  upon  exercise  of currently exercisable options.

(8)   Includes  3,834  shares of our common  stock  issuable  upon  exercise  of currently exercisable options.

                              PLAN OF DISTRIBUTION

            This prospectus relates to the offer and sale by the selling shareholders of an aggregate of 2,784,896 shares of our common stock that we issued in connection with our acquisition of Javelin Technologies, Inc.

            The selling shareholders may sell the shares in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale. The selling shareholders may sell the shares on the Nasdaq
National Market or on any stock exchange on which the common stock may be listed at the time of sale, through public or private transactions at prevailing market prices, at prices related to such prevailing market prices or at privately negotiated prices. The selling shareholders may also sell shares pursuant to
Rule 144 of the Securities Act, if applicable.

            The selling shareholders may use underwriters or broker-dealers to sell the shares. Such underwriters and broker-dealers may receive compensation in the form of discounts or commissions from the selling shareholders, or they may receive commissions from the purchasers of shares for whom they acted as agents, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders and any underwriter or broker-dealer who participates in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on

                                       18

the  resale of the  shares  purchased  by them may be deemed to be  underwriting discounts or commissions under the Securities Act.

            In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act.
We will disclose in a post-effective amendment to the registration statement any broker-dealers the selling shareholders contract with in the selling effort who may appear to be acting as underwriters within the meaning of Section 2(11) of the Securities Act. If any such broker-dealers are acting as underwriters, we will revise the disclosures in the registration statement to include the amount of the shares of our common stock being sold by the broker-dealer and, if the broker-dealer is entitled to sell additional shares, the broker-dealer's relationship and obligations to us and the selling shareholders and any associated expenses which we or the selling shareholders may incur in connection with such sale of our common stock. We will also file any agreement the selling shareholders or we may enter into with such broker-dealer as an exhibit to the registration statement.

            Under applicable rules and regulations under the Securities Exchange
Act of 1934, as amended, any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for a certain period of time, except under certain limited circumstances.
Also, without limiting the foregoing, each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder (including
Regulation M), which provisions may limit the timing of purchases and sales of shares of our common stock by such selling shareholder.

            At the time a selling shareholder makes an offer to sell shares, to the extent required by the Securities Act, a prospectus will be delivered. If a supplemental prospectus is required, one will be delivered setting forth the number of shares being offered and the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares, and any discounts or commissions.

            In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

            We have agreed to pay substantially all of the expenses incident to the registration, offering and sale of the shares to the public, excluding the commissions or discounts of underwriters, broker-dealers or agents.

                                       19

                                  LEGAL MATTERS

            The validity of the shares of common stock offered hereby will be passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York,
New York. Certain partners of Olshan Grundman Frome Rosenzweig & Wolosky LLP
beneficially own shares of our common stock.

                                     EXPERTS

            The consolidated financial statements as of December 31, 2001 and
2000 and for each of the three years in the period ended December 31, 2001, incorporated in this prospectus by reference from our annual report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche
LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

            Insofar as indemnification for liabilities arising under the
Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC's opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                       20

                                   NYFIX, INC.

                                2,784,896 SHARES
                                       OF
                                  COMMON STOCK

                               ------------------

                                   PROSPECTUS
                                -----------------

                              ___________ ___, 2002

            YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS
PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION
DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH PERSON
IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS
NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH
OFFER OR SOLICITATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES
IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION CONTAINED IN THIS
PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE
TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

            NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE U.S. TO
PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF
THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS
PROSPECTUS IN JURISDICTIONS OUTSIDE THE U.S. ARE REQUIRED TO INFORM THEMSELVES
ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION
OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

                                       21

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.                OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

            The following table sets forth the costs and expenses payable by the
Registrant in connection with the issuance and distribution of the securities being registered. All amounts are estimated except the SEC registration fee.

                                                          Amount to be Paid
                                                          -----------------

SEC registration fee..................................      $ 22,239.07

Accounting fees and expenses..........................      $  3,500.00

Legal fees and expenses...............................      $ 10,000.00

Miscellaneous.........................................      $    760.93
                                                            -----------

            Total.....................................      $ 36,500.00
                                                            ===========

ITEM 15.                INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            The New York Business Corporation Law, or BCL, provides that if a derivative action is brought against a director or officer of a corporation, the corporation may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her, in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the corporation. In a nonderivative action or threatened action, the BCL provides that a corporation may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in defending such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation.

            Under the BCL, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the bylaws of a corporation or, when authorized by such certificate of incorporation or bylaws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

                                       II-1

            The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections
721-725 of the BCL.

            Section 726 of the BCL also contains provisions authorizing a corporation to obtain insurance on behalf of any director and officer against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. We maintain insurance coverage under which our directors and officers are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts as defined in the policy, in their respective capacities as directors or officers.

ITEM 16.       EXHIBITS.
NUMBER         DESCRIPTION

4.1(i)         Composite Certificate of Incorporation of the Registrant.
4.2(ii)        Bylaws of the Registrant.
4.3(iii)       Rights Agreement between Chase Mellon Shareholder Services,
               L.L.C. and the Registrant, dated September 1, 1997.
4.4(iv)        First Amendment to Rights Agreement between Chase Mellon
               Shareholder Services, L.L.C. and the Registrant, dated
               October 25, 1999.
5.1*           Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.
23.1*          Consent of Deloitte & Touche LLP.
23.2*          Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP
               (contained in Exhibit 5.1).
24.1*          Power of Attorney (included on signature page to this
               Registration Statement).

------------
*           Filed herewith.

(i)   Incorporated   by  reference   from   Exhibit  3.1  to  the   Registrant's
      Registration  Statement on Form S-3/A filed June 1, 2001 (Registration No.
      333-60314).

(ii)  Incorporated   by  reference   from   Exhibit  3.2  to  the   Registrant's
      Registration Statement on Form 10 filed March 5, 1993.

(iii) Incorporated by reference from Exhibit 1 to the  Registrant's  Registration
      Statement  on  Form  8-A  filed  September  10,  1997   (Registration  No.
      001-12292).

(iv)  Incorporated by reference from Exhibit 3 to the Registrant's  Registration
      Statement  on  Form  8-A/A  filed  November  3,  1999   (Registration  No.
      001-12292).

                                       II-2

ITEM 17.    UNDERTAKINGS.

(a)          The undersigned Registrant hereby undertakes:

                        (1) To file, during any period in which offers or sales
            are being made, a post-effective amendment to this Registration
            Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration
            Statement or any material change to such information in the
            Registration Statement;

                        (2) That, for the purpose of determining any liability
            under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

                        (3) To remove from registration by means of a
            post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the
Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the
Securities Exchange Act of 1934) that is incorporated by reference in this
Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

            (c) Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the
Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      II-3

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 15th day of
May, 2002.

                                NYFIX, INC.

                                By: /s/ Peter K. Hansen
                                    --------------------------------
                                        Peter K. Hansen
                                        Chief Executive Officer and President

                                POWER OF ATTORNEY

            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter K. Hansen, Chief Executive
Officer and President, and Richard A. Castillo, Chief Financial Officer, and
each of them individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him in his name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration
Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this Registration Statement that are filed pursuant to Rule
462(b) promulgated under the Securities Act of 1933 with the Securities and
Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

       Signature                                       Title                                            Date

                                        Chief Executive Officer, President and Director             May 15, 2002
/s/ Peter K. Hansen                     (Principal Executive Officer)
------------------------
Peter K. Hansen

                                        Chief Financial Officer (Principal Accounting               May 15, 2002
/s/ Richard A. Castillo                 Officer)
------------------------

Richard A. Castillo

                                        Director
/s/ George O. Deehan                                                                                May 15, 2002
------------------------

George O. Deehan

                                        Director                                                    May 15, 2002
/s/ William J. Lynch
------------------------

William J. Lynch
                                                                                                    May 15, 2002
                                        Director
/s/ Carl E. Warden
------------------------
                                                                                                    May 15, 2002
Carl E. Warden
                                        Director
------------------------
George Kledaras

                                      II-4

                                  Exhibit Index

Exhibit

     4.1(i)         Composite Certificate of Incorporation of the Registrant.
     4.2(ii)        Bylaws of the Registrant.
     4.3(iii)       Rights Agreement between Chase Mellon Shareholder Services,
                    L.L.C. and the Registrant, dated September 1, 1997.
     4.4(iv)        First Amendment to Rights Agreement between Chase Mellon
                    Shareholder Services, L.L.C. and the Registrant, dated
                    October 25, 1999.
     5.1*           Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.
     23.1*          Consent of Deloitte & Touche LLP.
     23.2*          Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP
                    (contained in Exhibit 5.1).
     24.1*          Power of Attorney (included on signature page to this
                    Registration Statement).

------------

*           Filed herewith.

(i)   Incorporated   by  reference   from   Exhibit  3.1  to  the   Registrant's
      Registration  Statement on Form S-3/A filed June 1, 2001 (Registration No.
      333-60314).
(ii)  Incorporated   by  reference   from   Exhibit  3.2  to  the   Registrant's
      Registration Statement Form 10 filed March 5, 1993.
(iii) Incorporated by reference from Exhibit 1 to the registration  statement on
      Form 8-A filed September 10, 1997 (Registration No. 001-12292).
(iv)  Incorporated by reference from Exhibit 3 to the registration  statement on
      Form 8-A/A filed November 3, 1999 (Registration No. 001-12292).

                                      II-5